Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-268315 and 333-264259), Form S-3 (Nos. 333-286404 and 333-269493) and Form S-8 (Nos. 333-291066, 333-286275, 333-272393, 333-266891 and 333-264454) of Knightscope, Inc. of our report dated March 27, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ BPM LLP

San Jose, California
March 27, 2026